Linda Decker, VP - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza ▪ New York, NY 10001 ▪ 212-564-4700 ▪ FAX 212-244-3075 ▪ www.plrinvest.com ▪ plrmail@plrinvest.com

United Heritage Corporation
One Energy Square, Suite 200
4925 Greenville Ave.
Dallas, TX 75206

Chip Langston, President & CFO
(214) 800-2663

UNITED HERITAGE CORPORATION
FORMS JOINT VENTURE ON WARDLAW PROPERTY

United Heritage has Received 10%, $250,000 to Close Deal

DALLAS, TX, June 2, 2008 -- United Heritage Corporation (Nasdaq: UHCP), a public company involved in the development of medium gravity crude oil assets announced that, on May 27, 2008, the Company signed a letter of intent (‘LOI’), to sell for $2.5 million, a 50% interest in the shallow rights (1,000 ft) of 2,560 acres (25%) of its Wardlaw Field to Wind Hydrogen Limited (‘WHL’), a publicly-listed company on the Australian Stock Exchange (‘ASX’).

The Wardlaw lease is a 10,500 gross acre field located in Edwards County, Texas, consisting of four (4) full mineral leases in which United Heritage has a 100% working interest, and a 75% net revenue interest. The Company’s primary focus is the upper Glen Rose formation (“A” Zone) at a depth of approximately 250 feet with a gravity range of 16-20 API, a medium gravity crude. To date, 130 wells have been drilled of which 27 are currently producing. “With the increase in technology coupled with the price of crude, this project has become very rewarding” states Chip Langston, UHCP’s President.

The WHL joint venture is subject to the respective Parties’ satisfactory due diligence, signing of definitive agreements, and WHL shareholder approval for a change in the nature of WHL’s activities at its upcoming general meeting of shareholders. The payments will be staged during the development of the initial phase, with 10% ($250,000) having been received upon signing of the LOI. The joint venture provides for an option to pursue two additional 2,560 acre phases, for a non refundable option price, higher pricing and the same 50% carried interest by the Company in the amount advanced by WHL.

“We are excited about the WHL joint venture, which will allow us to be more aggressive in pursuing the timely development of our assets. The Company will have continued activity on its existing properties, as well as properties outside this joint venture, while at the same time, we will be able to explore and develop other portions of the acreage with our new partners” states Paul Watson, the Chairman and Chief Executive Officer of United Heritage Corporation.

About United Heritage Corporation
United Heritage Corporation, founded in 1981 and based in Dallas, TX, is focused on the development of on-shore oil and gas assets. The company has project covering 10,500 acres in the Wardlaw Field, Edwards County, TX. The field is currently producing oil which is categorized as “medium crude”, at 16-20 API gravity. Management believes its acreage has substantial reserves, and is applying new technology to properly extract the reserves.

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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